Exhibit 4.2

NOTE: THIS IS A TRANSLATION INTO ENGLISH OF THE OFFICIAL DUTCH VERSION OF THE ARTICLES OF ASSOCIATION (STATUTEN) OF A PRIVATE COMPANY WITH LIMITED LIABILITY (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) UNDER DUTCH LAW. DEFINITIONS INCLUDED IN ARTICLE 1 BELOW APPEAR IN THE ENGLISH ALPHABETICAL ORDER, BUT WILL APPEAR IN THE DUTCH ALPHABETICAL ORDER IN THE OFFICIAL DUTCH VERSION. IN THE EVENT OF A CONFLICT BETWEEN THE ENGLISH AND DUTCH TEXTS, THE DUTCH TEXT SHALL PREVAIL.

DEED AMENDING ARTICLES OF ASSOCIATION
ABC TECHNOLOGIES B.V.

On this, the third day of July two thousand and nineteen, appeared before me, Jeroen Herman Joseph Preller, civil law notary at Rotterdam: Jane Celine Houwen, employed at the offices of me, civil law notary, located at 3014 DA Rotterdam, the Netherlands, Weena 800, born in Hardenberg, the Netherlands, on the twenty-fifth day of August nineteen hundred ninety-three.

The person appearing before me declared that the general meeting of ABC Technologies B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its corporate seat at Amstelveen, the Netherlands (address: 1117 BM Schiphol-Oost, the Netherlands, Walaardt Sacrestraat 425-5, trade register number 72273917 (the “Company”), by a written resolution dated the third day of July two thousand and nineteen (the “Written Resolution”) as referred to in Article 26 of the Company’s articles of association, decided, among other things, to amend the Company’s articles of association in their entirety.

A copy of the Written Resolution will be attached to this Deed as Annex.

The Company’s articles of association were laid down upon the Company’s incorporation, by a deed executed on the first day of August two thousand and eighteen, before Sabine van Suijdam, civil law notary at Amsterdam. In order to carry out the abovementioned decision to amend the articles of association, the person appearing declared that she was hereby amending the Company’s articles of association in their entirety, as set out below:

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:
	Article	an article of these articles of association.
Business Day
means any day other than (a) a Friday, a Saturday or a Sunday or (b) a public or bank holiday in Amsterdam, the Netherlands, Tel Aviv, Israel or London, England; provided, however, for purposes of counting the number of Business Days elapsed, each Business Day shall be deemed to commence at nine ante meridiem (9.00 am) London time and end at five thirty post meridiem (5.30 pm) London, England time on the applicable day.

	Company	ABC Technologies B.V.
	Conditions	has the meaning ascribed thereto in Article 5.2.
	Conversion Date	has the meaning ascribed thereto in Article 5.2.
	DCC	the Dutch Civil Code (Burgerlijk Wetboek).
	General Meeting	the body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.
	Group Company	a legal entity or partnership with which the Company forms an economic and organisational unit.

Indemnified Officers	a current or former managing director of the Company.
Management Board	the management board of the Company.
Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.
Ordinary Shares
the ordinary shares in the capital of the Company, having a nominal value of one thousandth United States dollar (USD 0.001) and having attached thereto the rights and privileges and being subject to the limitations and restrictions set out in these articles of association.

Person	any natural person, incorporated or unincorporated body, including an association and a partnership.
Person with Meeting Rights	a Shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.
Series A Shares
the series A shares in the capital of the Company, having a nominal value of one thousandth United States dollar (USD 0.001) and having attached thereto the rights and privileges and being subject to the limitations and restrictions set out in these articles of association.

Shareholder	a holder of shares in the capital of the Company.
Shareholders Agreement
the shareholders agreement dated the third day of July two thousand and nineteen among the Shareholders party thereto, ICTS International N.V. and the Company, as amended and/or supplemented from time to time.

Simple Majority	more than fifty percent (50%) of the votes cast.
Subsidiary
a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.

1.3	The term “written” or “in writing” shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is ABC Technologies B.V.

2.2	It has its corporate seat at Amstelveen.

OBJECTS

Article 3

The objects of the Company are:

a.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

b.
to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of Group Companies or other parties; and

c.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES - CAPITAL

Article 4

4.1	The share capital of the Company is divided into two separate classes of shares, consisting of Ordinary Shares and Series A Shares.

4.2
References in these articles of association to shares or shareholders without further specification shall be understood to mean both Ordinary Shares and Series A Shares or the holders thereof, respectively.

4.3	The shares shall be registered shares and shall be numbered consecutively, the Ordinary Shares starting from 1 and the Series A Shares starting from A1.

4.4	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

4.5	The Company shall maintain one general share premium reserve for all classes of shares.

4.6
The Company shall maintain one general dividend reserve for all classes of shares; provided, however, the Company shall not declare and/or pay any distribution or dividend in respect of any of its shares unless such distribution or dividend is declared and/or paid, as applicable, in accordance with the terms and conditions of the Shareholders Agreement.

SHARES - CONVERSION

Article 5

5.1	Series A Shares can be converted into Ordinary Shares.

5.2
Notwithstanding any rights to convert Series A Shares to Ordinary Shares as set forth in the Shareholders Agreement, any holder of Series A Shares shall be entitled, by notice in writing to the Company, to require conversion into Ordinary Shares of all or any of the fully paid Series A Shares held by such holder at any time and such Series A Shares shall convert automatically on the date of such notice (the “Conversion Date”); provided, however, such holder may in such notice state that conversion of its Series A Shares into Ordinary Shares is conditional upon the occurrence of one or more events (the “Conditions”) and, in such case, such Series A Shares shall convert automatically on the satisfaction of all such Conditions.

5.3
In the event of conversion, one (1) Series A Share shall be converted into one (1) Ordinary Share, unless (a) otherwise required by the Shareholders Agreement or (b) the General Meeting, with approval of the meeting of holders of Series A Shares, decides upon a different conversion rate.

5.4
Following a resolution of the meeting of holders of Series A Shares, such meeting can also send a notice in writing to the Company, to require conversion into Ordinary Shares of all of the fully paid Series A Shares. Such Series A Shares shall convert automatically on the date of such notice (such date also being the Conversion Date); provided, however, the meeting may in such notice state that conversion of the Series A Shares into Ordinary Shares is conditional upon the occurrence of one or more Conditions, and in such case, the Series A Shares shall convert automatically on the satisfaction of all such Conditions.

5.5
The Management Board shall immediately upon receipt of the notice as referred to in Article 5.2 or 5.4, confirm that the conversion has taken place and stating the effective date, by means of a resolution of which a copy shall be sent to all Shareholders, and subsequently update the shareholders register of the Company as referred to in Article 7.

SHARES, QUALITY REQUIREMENTS AND SANCTIONS UNDER THE ARTICLES

Article 6

6.1
Holders of shares may only be Persons which are a party to the Shareholders Agreement, if and for so long as the Shareholders Agreement is in force. A transfer or issue of shares without taking into account the quality requirement as described in this paragraph is invalid.

6.2
If and as soon as a Shareholder loses the quality as prescribed in Article 6.1 its voting rights, rights to receive distributions and its Meeting Rights shall be suspended in accordance with article 2:192(4) DCC. However, if all shares are being held by Persons who do not meet the requirement set out in Article 6.1, those Persons can, nevertheless, exercise their voting rights and Meeting Rights to amend these articles of association, to wind up the Company or to liquidate the affairs of the Company.

6.3
If a Shareholder cannot exercise its rights stated in Article 6.2 or such rights are suspended and the Management Board has not, within three (3) months after the request thereto has been made, appointed any interested parties to whom the Shareholder can transfer his shares, such Shareholder shall in accordance with article 2:192(4) DCC be irrevocably released from the quality requirements as stated in Article 6.1.

SHARES - REGISTER

Article 7

7.1	The Management Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.

7.2	Shareholders and others whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely manner.

7.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES - ISSUE

Article 8

8.1
Except as otherwise provided in the Shareholders Agreement, Shares may only be issued by the Company pursuant to a resolution of the Management Board and then only in accordance with, and subject to the terms and conditions of, the Shareholders Agreement. The authority to issue Shares may not be transferred to another body.

8.2	Article 8.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES - PRE-EMPTION RIGHTS

Article 9

9.1
In the event of an issue of shares, each Shareholder that holds more than three per cent (3%) of the issued and outstanding shares, shall have a pre-emption right in proportion to the aggregate nominal value of such shares. Shareholders shall not have pre-emption rights in respect of shares issued to employees of the Company or of a Group Company.

9.2	Pre-emption rights may, in relation to any particular issue, be limited or excluded by the Management Board or as set forth in the Shareholders Agreement.

9.3	The Company shall announce an issue with pre-emption rights and the period in which such rights can be exercised by sending a written notice to all Shareholders at the addresses given by them.

9.4	The pre-emption rights may be exercised for a period of not less than twenty-eight (28) days after the date on which the notice was sent.

9.5
The preceding provisions of Article 9 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES - PAYMENT

Article 10

10.1
The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

10.2	The Management Board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES - OWN SHARES

Article 11

11.1
The acquisition by the Company of shares in its own capital shall be decided on by the Management Board, subject to any consent rights or other terms and conditions set forth in the Shareholders Agreement. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

11.2
Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders’ equity less the acquisition price is less than the reserves which must be maintained by law, or if the Management Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

11.3	The preceding provisions of Article 11 shall not be applicable to shares acquired by the Company by universal succession (onder algemene titel).

SHARES - TRANSFER

Article 12

12.1
The issue or transfer of a share or the creation of a limited right (beperkt recht) in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

12.2
The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 12.1 shall also, by operation of law, have effect vis-à-vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

SHARES - TRANSFERABILITY

Article 13

13.1	No restrictions within the meaning of Section 2:195 DCC shall apply to a transfer of shares.

13.2
The Shareholders undertake vis-à-vis each other and vis-à-vis the Company, for as long as the Shareholders Agreement is in place, to comply with the contractual transfer restrictions as provided for in the Shareholders Agreement.

13.3
As per the first request of the relevant civil law notary as referred to in Article 12.1 addressed to the Management Board in writing, the Management Board shall provide such civil law notary with such confirmations as will be reasonably required for the civil law notary to assess whether the relevant provisions with respect to a transfer of shares as laid down in the Shareholders Agreement have been complied with, and the relevant civil law notary may rely on the confirmations given by the Management Board without any further research being required.

SHARES - USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 14

14.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.

14.2
Notwithstanding Article 14.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

14.3
Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge and this is approved by the General Meeting.

14.4	No Meeting Rights shall be attached to depositary receipts for shares.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 15

15.1	The Company shall have a Management Board consisting up to (4) managing directors. Both natural persons and legal entities may be managing directors.

15.2
The meeting of holders of Ordinary Shares may appoint up to three (3) managing director(s), which managing directors may at any time be suspended or removed by the meeting of holders of Ordinary Shares.

15.3
For so long as the holders of Series A Shares are entitled to appoint a managing director (or similar) pursuant to the Shareholders Agreement, at a meeting of holders of Series A Shares, such holders may appoint one (1) managing director, which managing director may at any time be suspended or removed by the meeting of holders of Series A Shares.

15.4
Where one or more managing directors are no longer in office or are unable to act, the remaining managing director(s) shall be provisionally charged with the entire management of the Company. Where all managing directors or the only managing director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the General Meeting.  For the avoidance of doubt, no managing director will be deemed “unable to act” for purposes of this Article 15.4 solely because such managing director is not present at the applicable meeting.

MANAGEMENT BOARD - DUTIES, ORGANISATION AND DECISION MAKING

Article 16

16.1
The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, managing directors shall be guided by the interests of the Company and of the enterprise connected with it and shall act in a manner consistent with such interests and not inconsistent with the Shareholders Agreement.

16.2	Each managing director may cast one vote at a meeting of the Management Board.

16.3	Only a managing director can represent another managing director for the purpose of decision making by the Management Board.

16.4
Subject to the terms and conditions of the Shareholders Agreement, valid resolutions of the Management Board can only be passed – irrespective of whether this occurs at a meeting or otherwise – if the managing director that has been appointed by the meeting of holders of Series A Shares pursuant to Article 15.3 is present or represented

16.5
Where the Management Board consists of more than one managing director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority. Invalid votes and blank votes shall not be counted as votes cast.

16.6
In the event of a tie at a meeting of the Management Board, the General Meeting shall decide; provided, however, such decision shall be made subject to the terms and conditions of the Articles and the Shareholders Agreement.

16.7
A managing director may not participate in the deliberations and decision making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all managing directors or the only managing director have/has such a conflict of interest, the relevant decision shall nevertheless be taken by the Management Board.

16.8	Meetings of the Management Board can be held through audio or audiovisual communication facilities.

16.9
Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and all managing directors execute such resolution.

16.10	The Management Board may draw up rules concerning its internal matters. The managing directors may also allocate their duties among themselves, whether by drawing up rules or otherwise.

16.11
The Management Board shall require the approval of the General Meeting for such Management Board resolutions as the General Meeting shall have specified in a resolution to that effect and notified to the Management Board.

16.12	Failure to obtain the approval required under Article 16.11 shall not affect the powers of representation of the Management Board or managing directors.

16.13
The Management Board must follow the instructions of the General Meeting, unless these instructions are contrary (a) to the interests of the Company and the enterprise connected with it or (b) the express terms and conditions of the Shareholders Agreement.

MANAGEMENT BOARD - REPRESENTATION

Article 17

17.1	The Management Board is entitled to represent the Company, as are two managing directors acting jointly.

17.2
The Management Board may grant one or more persons a power of attorney to represent the Company and determine the scope of authority of such persons in this regard. The Management Board may give a person holding a power of attorney such title as it deems appropriate.

INDEMNITY

Article 18

18.1	The Company shall indemnify each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.
any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he/she becomes involved, to the extent this relates to his/her position or former position with the Company, in each case to the fullest extent permitted by applicable law.

18.2	No indemnification shall be given to an Indemnified Officer:

a.
if a Dutch court has established, without possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, suit, claim, action or legal proceedings as described in Article 18.1 result from either an improper performance of his/her duties as an officer of the Company or an unlawful or illegal act; and

b.
to the extent that his/her financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so).

GENERAL MEETINGS – CONVOCATION AND AGENDA

Article 19

19.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 22.1.

19.2	General Meetings shall also be held whenever such a meeting is convened by the Management Board or one or more managing directors.

19.3
General Meetings must be held in the place where the Company has its corporate seat as set out in these articles of association, and/or in Amsterdam, Rotterdam or Schiphol (Haarlemmermeer). Directors may participate in any meeting through the use of any means of conference telephones or similar communications equipment as long as all directors participating can hear one another.  A director so participating is deemed to be present in person at the meeting and such director’s telephonic attendance constitutes waiver of notice subject to the other terms of clause 9 of the Shareholders Agreement.

19.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting.

19.5
Where the rules laid down by law or by these articles of association in relation to the place where meetings should be held, the convening of meetings or the drawing up of agendas have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the managing directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING - PROCEDURAL RULES

Article 20

20.1	The General Meeting shall appoint its own chairman.

20.2	Managing directors shall, in that capacity, have an advisory vote at General Meetings.

20.3
The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication.

20.4	The Management Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING - DECISION-MAKING

Article 21

21.1	Each share shall give the right to cast one vote at General Meetings.

21.2
The Management Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

21.3
Unless a greater majority is required by law or as otherwise set forth in the Shareholders Agreement, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

21.4	Resolutions to amend Article 18 of these articles of association may only be passed by a unanimous vote at a meeting at which the entire issued capital is represented.

GENERAL MEETING - RESOLUTIONS WITHOUT HOLDING A MEETING

Article 22

22.1
Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

22.2	The managing directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 22.1.

MEETINGS OF HOLDERS OF SHARES OF A SPECIFIC CLASS

Article 23

23.1
Meetings of holders of shares of a specific class shall be held in all cases in which a resolution of the meeting of holders of shares of that class is required pursuant to these articles of association and whenever the Management Board so requires or if one or more persons with voting rights in respect of the shares of that class deems it necessary.

23.2
Without prejudice to Article 23.1, the provisions in these articles association relating to the General Meeting shall as far as possible apply mutatis mutandis to meetings of holders of shares of a specific class, provided that (i) the provisions of Article 19.1 and Article 20.2 shall not be applicable to meetings of holders of shares of a specific class, (ii) meetings of holders of shares of a specific class can adopt resolutions by a Simple Majority, without any quorum requirements, (iii) each meeting of holders of shares of a specific class shall appoint its own chairman, (iv) a meeting of holders of shares of a specific class can also be convened by a Shareholder who is entitled to vote in such meeting, and (v) each share of a class shall give the right to cast one vote at the meeting of holders of shares of that class.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 24

24.1	The financial year of the Company shall coincide with the calendar year.

24.2
Each year, within five months after the end of the Company’s financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Management Board shall prepare annual accounts and deposit them at the Company’s office for inspection by the Shareholders. If the Company is required by law to prepare a management report, the Management Board shall, within the same period, also deposit the management report for inspection by the Shareholders. The annual accounts shall be signed by all managing directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

24.3
The annual accounts shall be adopted by the General Meeting. The signing of the annual accounts as provided for in the first sentence of Section 2:210(5) DCC shall not serve as adoption of those accounts.

24.4	The Company shall publish the annual accounts, together with all other relevant documents and information if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 25

25.1
The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting, subject in all cases to the terms and conditions of the Shareholders Agreement. Subject to the terms and conditions of the Shareholders Agreement, the General Meeting may decide to make a distribution, to the extent that the shareholders’ equity exceeds the reserves that must be maintained by law. As long as there are holders of Series A Shares (not being the Company) that hold such Series A Shares that represent at least one-third of the Series A Shares outstanding on the third day of July two thousand and nineteen, a distribution requires the approval of the meeting of holders of Series A Shares.

25.2
A resolution to make a distribution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

25.3	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.

25.4
For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders or as provided in the Shareholders Agreement.

25.5
If the Company declares and/or pays any distribution or dividend in respect of any of its shares, such distribution or dividend shall be declared and/or paid, as applicable, in respect of all of its shares on an as-converted basis; provided, that no distribution or dividend shall be paid in respect of the Company’s shares unless such distribution or dividend is made in compliance with the Shareholders Agreement.

DISSOLUTION AND LIQUIDATION

Article 26

26.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board unless the General Meeting decides otherwise.

26.2
After the liquidation has been completed, the books, records and other information carriers of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FINAL STATEMENTS

Finally, the person appearing declared:

A.
that by means of this Deed one hundred (100) ordinary shares in the capital of the Company, with a nominal value of one euro (EUR 1.00) each, numbered 1 up to and including 100, will be split into one hundred thousand (100,000) shares in the capital of the Company, with a nominal value of one thousandth euro (EUR 0.001) each, numbered 1 up to and including 100,000 and subsequently the nominal value of such shares in the capital of the Company will be converted into one thousandth United States dollar (USD 0.001) each;

B.
that immediately after the execution of this Deed the Company’s issued capital will therefore amount to one hundred United States dollar (USD 100), divided into one hundred thousand (100,000) Ordinary Shares, with a nominal value of one thousandth United States dollar (USD 0.001) each, numbered 1 up to and including 100,000;

C.
that the balance of the euro - United States dollar exchange rate at the date of the subject amendment to the articles of association taking effect, with respect to the Company’s issued capital immediately before the execution of this Deed and the Company’s issued capital immediately after the execution of this Deed shall constitute share premium (agio) and shall be added to the Company’s general share premium reserve; and

D.	that as evidenced by the Written Resolution, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Rotterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, she declared that she had taken note of the contents of the Deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.